Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

I consent to the incorporation by reference in this Registration Statement of Green Energy Holding Corp. on Form SB-2, of my report dated October 23, 2006 (included in exhibits to such registration statement) on the financial statements of Green Energy Holding Corp. for the the year ended June 30, 2006 and period ended December 31, 2006.

/s/ Ronald R. Chadwick, P.C.
RONALD R. CHADWICK, P.C.
Aurora, Colorado
February 27, 2007